As filed with the U.S. Securities and Exchange Commission on May 29, 2015 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

ADMA BIOLOGICS, INC.
(Exact name of Registrant as specified in its charter)
___________________

Delaware	56-2590442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

465 State Route 17 South
Ramsey, New Jersey 07446
(Address of principal executive offices)

Adam S. Grossman
Chief Executive Officer
465 State Route 17 South
Ramsey, New Jersey 07446-2012
(Name and address of agent for service)

___________________

2014 Omnibus Incentive Compensation Plan
(Full title of plan)

___________________

(201) 478-5552
(Registrant's telephone number, including area code, of agent for service)

___________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value issuable upon exercise of outstanding options	111,182(2)	$8.93	(4)	$992,855.26	$115.37
Common Stock, $0.0001 par value authorized under the plan (excluding shares issuable under outstanding options)	1,488,818(3)	$8.39	(5)	$12,491,183.02	$1,451.48
Total	1,600,000	N/A		$13,484,038.28	$1,566.85

(1)           This Registration Statement also includes such additional number of shares of ADMA Biologics, Inc. common stock, par value $0.0001 ("Common Stock"), as may be required in the event of a stock split, stock dividend or similar transaction in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").

(2)           Represents the number of shares of Common Stock issuable upon the exercise of currently outstanding stock options granted pursuant to the 2014 Omnibus Incentive Compensation Plan (the "Plan").

(3)           Represents the number of shares of Common Stock authorized for delivery in the settlement of awards that are expected to be granted pursuant to the Plan (excluding shares issuable under outstanding options), including up to 800,000 shares of Common Stock issuable pursuant to increases in accordance with the Plan.

(4)           With respect to the 111,182 shares that are issuable upon exercise of currently outstanding awards under the Plan, estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average option exercise price of $8.93 per share as of May 29, 2015.

(5)           With respect to the 1,488,818 shares that are authorized under the Plan (excluding shares issuable under outstanding options), estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h), based upon the average of the high and low prices of the Common Stock reported on the NASDAQ Capital Market on May 21, 2015.

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EXPLANATORY NOTE

ADMA Biologics, Inc. ("we," the "Company," or the "Registrant") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"). This Registration Statement registers the sale of 1,600,000 shares of our common stock which may be issued from time to time to holders of outstanding awards issued under our 2014 Omnibus Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant as specified by Rule 428(b)(1) of the Securities Act.  In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the "Commission") or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents, which we have filed with the Commission:

(a)
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 9, 2015 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 12, 2015; and the Company's Current Reports on Form 8-K filed with the Commission on February 5, 2015, March 13, 2015, and March 31, 2015; and

(c)
The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on November 5, 2014, which incorporates such description of our common stock by reference to our registration statement on Form S-1 (File No. 333-186579), as filed with the Commission on February 11, 2013, and as amended on each of April 8, 2013, April 22, 2013, April 30, 2013, September 25, 2013 and October 4, 2013.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part herefor from the date of filing of such documents to the extent that such documents are considered filed with (and not "furnished to") the Commission for purposes of the Exchange Act.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the Commission for the purposes of the Exchange Act, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable. Our shares of common stock are registered pursuant to Section 12(b) of the Exchange Act, and therefore, the description thereof is omitted.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Company's certificate of incorporation provides that no director is personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Nonetheless, a director is liable to the extent provided by applicable law: (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law ("DGCL") (relating to unlawful payment of dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL.  No amendment to or repeal of the relevant article of our certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

Our certificate of incorporation and bylaws furthermore state that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Company the power to indemnify.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Company.  The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Delaware law or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of ours in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on May 29, 2015.

ADMA BIOLOGICS, INC.

By:	/s/ Adam S. Grossman
Adam S. Grossman
President and Chief Executive Officer

  POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints jointly and severally Adam S. Grossman and Brian Lenz, and each of them, the true and lawful attorneys-in-fact and agents with full power of substitution, of each of him or her to execute in the name, place and stead of each of him and her (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, in each case which relates to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys-in-fact and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and he or she hereby ratifies and confirms his or her signature as it may be signed by his or her said attorneys-in-fact and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the date indicated.

/s/ Adam S. Grossman	May 29, 2015
Adam S. Grossman	Date
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Brian Lenz	May 29, 2015
Brian Lenz	Date
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Steven A. Elms	May 29, 2015
Steven A. Elms	Date
Chairman of the Board of Directors

/s/ Dr. Jerrold B. Grossman	May 29, 2015
Dr. Jerrold B. Grossman	Date
Vice Chairman of the Board of Directors

/s/ Bryant E. Fong	May 29, 2015
Bryant E. Fong	Date
Director

/s/ Dov A. Goldstein, M.D.	May 29, 2015
Dov A. Goldstein, M.D.	Date
Director

/s/ Lawrence P. Guiheen	May 29, 2015
Lawrence P. Guiheen	Date
Director

/s/ Eric I. Richman	May 29, 2015
Eric I. Richman	Date
Director

EXHIBIT INDEX

Exhibit No.	Description

3.1(1)	Certificate of Incorporation, as amended

3.2(2)	Certificate of Amendment to Certificate of Incorporation

3.3(3)	Bylaws

4.1(4)	Specimen Common Stock Certificate

5.1*	Opinion of Dentons US LLP

10.1(5)	2014 Omnibus Incentive Compensation Plan

23.1*	Consent of Dentons US LLP (included in Exhibit 5.1)

23.2*	Consent of CohnReznick LLP

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)
_______________

*	Filed herewith.

(1)	Incorporated herein by reference from the Company's Current Report on Form 8-K filed with the Commission on February 13, 2012.

(2)	Incorporated herein by reference from the Company's Current Report on Form 8-K filed with the Commission on August 26, 2013.

(3)	Incorporated herein by reference from the Company's Registration Statement on Form 10-SB filed with the Commission on July 10, 2006.

(4)	Incorporated herein by reference from Amendment No. 1 to the Company's Current Report on Form 8-K/A filed with the Commission on March 29, 2012.

(5)	Incorporated herein by reference from the Company’s Definitive Proxy Statement filed with the Commission on April 29, 2014.